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                                                                   Exhibit 23.1

                            INDEPENDENT AUDITORS' CONSENT



BOARD OF DIRECTORS
FOREST OIL CORPORATION:


We consent to the incorporation by reference in the registration statement on Form S-8 relating to the Forest Oil Corporation Stock Incentive Plan of our report dated February 20, 1996, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Forest Oil Corporation.




                                       KPMG PEAT MARWICK LLP



Denver, Colorado
June 5, 1996